Exhibit 20.4

                        VOTING AGREEMENT

     THIS VOTING AGREEMENT (the "Agreement") made as of the 24th day of June, 1996, by and among JACK W. MATZ, JR. or his assignee(s) (collectively, the "Management Stockholder"), HOWARD
MADDERA (the "Individual Stockholder") and SA TELECOMMUNICATIONS,
INC., a Delaware company (the "Company")

                      W I T N E S S E T H:

     WHEREAS, Individual Stockholder has acquired 337,209 shares (the "Shares") of authorized common stock, par value $0.0001 per share (the "Common Stock") of the Company pursuant to the Amended and Restated Purchase Agreement dated as of June 24,1996 between the Company and the Individual Stockholder; and

     WHEREAS, such parties desire to enter into certain agreements hereinafter set forth with respect to the voting of the Shares in all matters submitted to the stockholders of theCompany for a vote or consent.

     NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

     Section 1. This Agreement is made pursuant to the provisions of Article 218 of the Delaware General Corporation Law and shall become effective upon the Individual Stockholder's acquisition of the Shares. A counterpart of this Agreement shall be deposited with the Company at its principal offices and shall be subject to the same rights of examination of any stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company. A counterpart of this Voting Agreement has been deposited with the Company at its principal office. It is intended that this Agreement shall be specifically enforceable in accordance with the principles of equity.

     Section 2. At all meetings of the stockholders of the Company, or with regard to any action taken pursuant to consent, during the term of this Agreement, all Shares of Common Stock held or owned by the Individual Stockholder shall be voted by the Individual Stockholder in the manner designated by the Management Stockholder.

     Section 3. To the extent necessary for the enforcement hereof, this Agreement shall be deemed to provide the Management Stockholder an irrevocable proxy for the term hereof, which such proxy is expressly agreed between the parties hereto to be coupled with an interest as contemplated by applicable law.

     Section 4. Any share of the Common Stock subject to this Agreement shall remain so subject until transferred to an "Unrelated Party". For purposes of this Agreement, "Unrelated Party" shall mean a person or entity which is not (a) a member of the immediate or extended family of the Individual Stockholder ("Family Member"), (b) a trust for the benefit of any Family Member ("Family Trust"), (c) a business associate or employee of the Individual Stockholder ("Business Associate"), or (d) an entity which is controlled by or under common control with the Individual Stockholder, Family Member, Family Trust or Business Associate. Any person proposing to transfer any of the shares of Common Stock subject to this Agreement other than to an Unrelated Party shall obtain a written agreement in a form satisfactory to the Company from the transferee that such transferee agrees to be bound by the terms of this Agreement. The Company shall not permit the voting of shares of Common Stock in contravention of the terms hereof. Stock certificates representing any shares of Common Stock subject to this Agreement shall include a legend as follows:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A
     VOTING AGREEMENT DATED JUNE 24, 1996, A COPY OF WHICH IS ON
     FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

     Section 5. In case the Company is merged with, into or consolidated with another corporation or other entity, or all or substantially all of the assets of the Company are transferred to another corporation or other entity, then in connection with such transfer, the term "the Company" for all purposes of this Agreement shall be taken to include such successor corporation, and any stock of such successor corporation received on the account of the ownership of the parties hereto of the stock of the Company subject hereto prior to such merger, consolidation and transfer shall be and become subject to this Agreement, and the parties hereto shall use their best efforts to implement the provisions of this Agreement to the maximum extent their voting power will permit.

     Section 6. This Agreement shall automatically terminate and expire on the earlier of a transfer by the Individual Stockholder to a person or entity who is an Unrelated Party or ten (10) years from the date of this Agreement.

     Section 7. Unless otherwise specifically provided herein, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given at the time of delivery against receipt at the appropriate address set forth below, or at such other addresses as shall be specified by the parties hereto, by like notice.

         (a)   If to the Management Stockholder:

               Jack W. Matz, Jr.
               1600 Promenade Center, 15th Floor
               Richardson, TX 75080

         (b)   If to the Individual Stockholder:

               (c)
               Howard Maddera
               110 Brentwood
               Levelland, TX 79336


          (d)  If to the Company:

               SA Telecommunications, Inc.
               1600 Promenade Center, 15th Floor
               Richardson, TX 75080

or at such other address as a party hereto may specify by written notice to the other parties to this Agreement.

     Section 8. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and each such party's heirs, legal representatives, transferees, successors and assigns.

     Section 9. This Agreement may be executed in multiple counterparts, but all counterparts taken together shall constitute one and the same agreement, binding upon all of the parties hereto.

     Section 10. If any provision of this Agreement is held to be illegal, invalid and unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically, as part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 11. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any such breach or threatened breach of the provisions of this Agreement and that any party may in its sole discretion, in addition to any other available remedies, apply to any court of law or equity of competent jurisdiction for and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     Section 12. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, THE STATE OF THE
PRINCIPAL PLACE OF BUSINESS OF THE COMPANY, AND THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE.



     IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the day first above written.

                              Individual Stockholder:



                              Howard Maddera

                              Spousal Consent for purposes of
                              Community Property Laws

                              ___________________________________
                              Fern Maddera


                              ___________________________________
                              Management Stockholder:


                              Jack W. Matz, Jr.


                              SA TELECOMMUNICATIONS, INC.


                              By:
                                   Jack W. Matz, Jr.
                                   Chairman & Chief Executive
                                   Officer